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August 1, 1997

Chuck Sitzman
21247 West Silktree Circle
Plainfield,, Illinois 60544

Dear Mr. Sitzman:

CONGRATULATIONS! This letter is to confirm our offer to you (and your acceptance) of employment with MTI Technology Corporation, in the exempt position of Senior Vice President of Service at our Corporate Headquarters located in Anaheim, California.

You are scheduled to begin full-time on August 18, 1997, and will report to Earl Pearlman. Your bi-weekly salary will be $5769.23. Additionally, we are pleased to include the following terms and conditions as part of your employment package:

* You are eligible to participate in a discretionary bonus program for the Fiscal Year 1998, under which you will be eligible to receive 25% of your annual base salary. This bonus is guaranteed for your first year. This bonus will be contingent on meeting our worldwide revenue goal and contribution goal as a company. The goals are set at the beginning of each Fiscal Year, and our goal for Fiscal Year 1998 is $189 million. You will also be eligible to receive a one-time discretionary bonus of 25% of your annual base salary in the event the Company achieves its worldwide revenue goal of $200 million for Fiscal Year 1998. We will review your bonus program and establish new objectives at the start of Fiscal Year 1999.

* Within 30 days after commencement of your employment with MTI, MTI will pay you a one-time bonus in the amount of $60,000. This bonus is contingent on your commencing employment with MTI on or before August 18, 1997.

* MTI will reimburse you for actual and reasonable moving expenses incurred by you to relocate to Anaheim, California, not to exceed $50,000.00. MTI will also reimburse you for actual and reasonable rental expenses incurred by you while searching for housing in Southern California, not to exceed $27,000 over the next 12 months. Additionally, MTI will pay the Realtor fee on the sale of your primary residence in Plainfield, Illinois. All expenses must be fully documented and submitted to me for approval on or before September 1, 1998. Should you voluntarily terminate employment with MTI prior to completing 12 months of service, you agree to reimburse MTI upon demand for all relocation expenses paid to you by MTI.

* You will be included in the Company's Executive Benefit Program, which provides payment of unreimbursed expenses excluded from MTI's benefit plan description and IRS rules. I have attached a copy of a summary of our benefits for your review. Please contact Rozena Kirby at (714) 693-2309 to schedule your benefit orientation.

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*    MTI will provide you with a life insurance policy in the amount of $1 million.

*    You will have a $750.00 car allowance.

* Upon approval by the Compensation Committee of the Board of Directors, you will be granted an option to purchase 50,000 shares of MTI stock at fair market value on the date of grant. Options will vest over a four-year period with 25% vesting per year. Upon approval by the compensation committee you will receive additional option to purchase a minimum of 10,000 of MTI stock per year over the next 3 years at fair market value on the date of grant.. You will receive additional options to purchase shares of MTI stock in accordance with the Compensation Committee's determination from time to time. Options will be granted in accordance with the terms of the MTI Technology Corporation Stock Incentive Plan.

* This letter agreement shall be governed by and interpreted in accordance with the laws of the State of California, including all matters of construction, validity, performance, and enforcement, without giving effect to principles of conflict of laws. Any dispute, action, litigation, or other proceeding concerning this agreement, and Mr. Sitzman's employment with MTI, shall be instituted, maintained, heard, and decided in Orange County, California.

We certainly hope that your employment with MTI is a long-standing relationship. All employment at MTI is "at will." This means that both employees and the Company have the right to terminate employment at any time, with or without advance notice, and with or without cause. Employees also may be demoted or disciplined and the terms of their employment may be altered at any time, with or without cause, at the discretion of the Company. No one other than an officer of the company has the authority to alter this arrangement, to enter into an agreement for employment for a specified period of time, or to make any agreement contrary to this policy, and such agreement must be in writing and must be signed by an officer of the Company and by the affected employee.

We are looking forward to your employment with us. If you have any questions please give me a call (714) 693-2310.

Sincerely,



Kathie Nichols
Human Resources, Sr. Manager


PLEASE SIGN AND RETURN THIS LETTER WITH THE COMPLETED AND SIGNED APPLICATION AS NOTIFICATION OF ACCEPTANCE OF THIS OFFER.


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         CHUCK SITZMAN                                        DATE



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